AMENDMENT TO PARTICIPATION AGREEMENT

The Participation Agreement, dated December 1, 1999, as amended and novated, by and among, Allianz Life Insurance Company of North America, PIMCO Variable Insurance Trust, and Allianz Global Investors Distributors LLC (as novated from Allianz Global Investors Distributors LLC to PIMCO Investments LLC effective February 14, 2011, via that certain Novation of and Amendment to Participation Agreement dated October 27, 2010) is hereby amended by deleting the existing Schedule A, and inserting in lieu thereof the following:

SCHEDULE A
(revised effective September 1, 2012)

PIMCO Variable Insurance Trust Portfolios:

1.   PIMCO VIT All Asset Portfolio
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio
3.   PIMCO VIT Emerging Markets Bond Portfolio
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio
5.   PIMCO VIT Global Bond Portfolio (Unhedged)
6.   PIMCO VIT Global Multi-Asset Portfolio
7.   PIMCO VIT High Yield Portfolio
8.   PIMCO VIT Low Duration Portfolio
9.   PIMCO VIT Real Return Portfolio
10. PIMCO VIT Total Return Portfolio
11. PIMCO VIT Unconstrained Bond Portfolio
12. PIMCO VIT Global Multi-Asset Managed Volatility Portfolio

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the participation agreement, as amended, as of September 1, 2012.

Allianz Life Insurance Company of North America

By:    __/s/ Brian Muench
Name:  Brian Muench
Title:    Vice President – Investments

PIMCO Variable Insurance Trust

By:     __/s/ Eric D. Johnson
Name:  Eric D. Johnson
Title:    Vice President

PIMCO Investments LLC

By:     __/s/ Jonathan D. Short
Name:  Jonathan D. Short
Title:    Chairman